News Release

Contacts:

Integra LifeSciences Holdings Corporation

Investor Relations:
Angela Steinway
(609) 936-2268
angela.steinway@integralife.com

Michael Beaulieu
(609) 750-2827
michael.beaulieu@integralife.com

Integra LifeSciences Announces Plans for a Two-For-One Stock Split and Increase in Authorized Shares

Plainsboro, New Jersey / October 27, 2016 – Integra LifeSciences Holdings Corporation (NASDAQ: IART - news) today announced that its Board of Directors has recommended an increase in the number of authorized shares and a two-for-one stock split.
“The recommendation from the board of directors acknowledges the inflection point the Company has gone through and demonstrates their confidence in our long-term outlook,” said Peter Arduini, President and Chief Executive Officer, Integra Lifesciences. “This is the first increase in authorized shares in our 20-year history as a public company,” continued Mr. Arduini. “This authorization enhances our capital flexibility and better positions the Company for long-term growth.”
Stockholder approval is required for the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 240,000,000 shares for the purpose of, among other things, effecting a two-for-one stock split (the “Amendment”). A special meeting of stockholders is expected to be held on Wednesday, December 21, 2016 at the Company’s Corporate Headquarters, 315 Enterprise Drive, Plainsboro, New Jersey.
If approved, the Company currently anticipates filing the Amendment with the Delaware Secretary of State on December 21, 2016 Holders of shares of the Company’s common stock at the time of the filing of the Amendment with the Delaware Secretary of State will be entitled to receive new shares, which are expected to be distributed on or about January 3, 2017.
Integra LifeSciences does not expect the stock split or increase in authorized shares to have any impact on 2016 financial performance.

About Integra

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for caregivers, so they can concentrate on providing the best patient care. Integra offers innovative solutions, including leading regenerative technologies, in specialty surgical solutions, orthopedics and tissue technologies. For more information, please visit www.integralife.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect Integra LifeSciences’ judgment as of the date of this release. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. These risks and uncertainties include market conditions and other factors beyond Integra LifeSciences’ control and the economic, competitive, governmental, technological and other factors identified under the heading "Risk Factors" included in item 1A of Integra LifeSciences' Annual Report on Form 10-K for the year ended December 31, 2015, and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results. These forward-looking statements are made only as the date thereof, and Integra LifeSciences undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.